EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 11, 2020 (which includes an explanatory paragraph relating to Mudrick Capital Acquisition Corporation’s ability to continue as a going concern) relating to the balance sheets of Mudrick Capital Acquisition Corporation as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018, and to the reference to our Firm under the caption “Interest of Named Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC
New York, New York
August 31, 2020